                                                                    Exhibit 8.1

                                 June 1, 1998



J. C. Nichols Company
310 Ward Parkway
Kansas City, Missouri 64112



Ladies & Gentlemen:

     We have acted as counsel to J. C. Nichols Company, a corporation organized under the laws of Missouri ("JCN"), in connection with its planned merger ("Merger") with and into Jackson Acquisition Corp. ("Jackson"), a corporation organized under the laws of Maryland and a wholly-owned subsidiary of Highwoods Properties, Inc., a real estate investment trust organized under the laws of Maryland ("Highwoods"), pursuant to the Agreement and Plan of Merger ("Agreement"), dated as of December 22, 1997, and as amended as of April 29, 1998, by and among Highwoods, Jackson and JCN. In our capacity as counsel to JCN, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger and the federal income tax consequences to holders of JCN Common who exercise dissenters' rights.

     For purposes of the opinion set forth below, we have relied, with the consent of JCN and Highwoods, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of the officers of JCN and Highwoods to us dated May 21, 1998, and May 28, 1998, respectively, attached hereto, and have assumed that such certificates will be complete and accurate as of the effective date of the Merger. Our opinion cannot be relied upon if any of the factual statements and factual representations contained in the certificates of JCN and Highwoods is, or later becomes, inaccurate.

     In rendering this opinion, we have relied upon the accuracy of the Registration Statement on form S-4 filed by Highwoods and the Proxy Statement/Prospectus included therein (together, "Proxy Statement"). We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of Maryland and Missouri. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986 ("Code").

     On the basis of the foregoing and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that, with respect to Highwoods, JCN and Jackson:

      (i) Each of Highwoods and JCN will be a party to a reorganization within the meaning of Section 368(b) of the Code.

      (ii) No gain or loss will be recognized by Highwoods or JCN as a consequence of the Merger.

     With respect to holders of JCN Common, their potential differing individual situations make it impractical to address all of the possible federal income tax consequences of the Merger. Thus, we have made no attempt to comment on the federal income tax consequences to holders of JCN Common who:

      (i) Are subject to special tax rules, such as dealers in securities, mutual funds, insurance companies, financial institutions or tax-exempt entities;

      (ii) Do not hold their JCN Common as capital assets;

      (iii) Immediately prior to the Merger own shares of Highwoods Common;

      (iv) Received their JCN Common upon the exercise of employee stock options or otherwise as compensation;

      (v)  For federal income tax purposes:

         (a) Have attributed to them JCN Common or Highwoods Common owned by family members or related entities;

         (b) Are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts;

         (c) Are required to recognize unrealized gains and losses at the end of each taxable year under a mark-to-market system.

         (d) Hold their JCN Common as part of a "straddle" or "conversion transaction".

     Except with respect to the foregoing special situations, it is our opinion, under presently applicable federal income tax law, that the material federal income tax consequences with respect to consideration to be received in the Merger by JCN Shareholders and by JCN Shareholders exercising dissenters' rights are set forth below:

      (i) The JCN Shareholders will recognize no gain or loss upon their exchange of JCN Common solely for shares of Highwoods Common.

      (ii) If a JCN Shareholder receives both cash and Highwoods Common as a result of the Merger, then gain (but not loss) will be recognized, but not in an amount in excess of the amount of cash received. The general rule is that any such gain will be treated as capital gain, but if the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of the JCN Shareholder's ratable share of the undistributed earnings and profits of JCN will be treated as a dividend, rather than capital gain. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis. Any such gain will generally be treated as capital gain if, viewed as a redemption of Highwoods Common, such redemption would have qualified as being "substantially disproportionate" under
           Section 302(b)(2) of the Code. The substantially disproportionate test is applied by assuming that the JCN Shareholder had received Highwoods Common instead of cash and such Highwoods Common was redeemed immediately after the Merger. The substantially disproportionate test will be met if after the transaction the JCN Shareholder will own less than fifty percent (50%) of all Highwoods Common and if his or her percentage ownership of Highwoods Common after the transaction is less than eighty percent (80%) of what his or her percentage ownership of Highwoods Common would have been if no Cash Elections had been made by JCN Shareholders in connection with the Merger.

     (iii) The basis of the Highwoods Common received by each JCN Shareholder (including fractional shares) will be the same as the basis of all of the shares of JCN Common Stock owned by such shareholder, decreased by the amount of cash received by such shareholder, increased by any amount that is treated as a dividend and further increased by any amount of capital gain which is recognized by such shareholder because of the Merger.

      (iv) The holding period of the Highwoods Common received by a JCN Shareholder will include the period during which the JCN Common surrendered in exchange therefor was held.

      (v) If a JCN Shareholder receives solely cash in exchange for shares of JCN Common either because of an election to receive cash in the Merger or because of the exercise of any right to dissent to the Merger, such Shareholder will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the JCN Common surrendered.

      (vi) A JCN Shareholder who receives cash in the Merger in lieu of a fractional share interest in Highwoods Common will be treated as having received cash in redemption of such fractional share interest which should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such JCN Shareholder's adjusted basis in the shares of JCN Common allocable to the fractional share interest.

     The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by Highwoods and to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus included therein.


                                      Very truly yours,



                                      /s/   BLACKWELL SANDERS PEPER MARTIN LLP
                                      ----------------------------------------
                                      Blackwell Sanders Peper Martin LLP

                          HIGHWOODS PROPERTIES, INC.


                             OFFICER'S CERTIFICATE

     Reference is hereby made to that certain Agreement and Plan of Merger (the "Agreement") made and entered into as of December 22, 1997, which sets forth the terms and conditions of the merger (the "Merger") of J.C. Nichols Company ("JCN"), a corporation organized under the laws of Missouri, with and into Jackson Acquisition Corp. ("Merger Sub"), a corporation organized under the laws of Maryland and a wholly-owned subsidiary of Highwoods Properties, Inc. ("Highwoods"), a corporation organized under the laws of Maryland. Capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

     The undersigned hereby certifies that he is a duly elected officer of Highwoods and in such capacity has access to and knowledge of the information contained herein, and that each of the following facts and representations are true, correct, and complete, in all material respects, on the date hereof, and such facts and representations will be true, correct, and complete, in all material respects, on the effective date of the Merger (the "Effective Time"). The undersigned further certifies that he has reviewed the Registration Statement on Form S-4 filed by Highwoods and the Proxy Statement/Prospectus included therein (together, the "Proxy Statement"), is fully informed with respect to the Merger, that all facts set forth in the Proxy Statement are true and accurate, and that the proposed actions described in the Proxy Statement will be consummated as described therein. The undersigned, on behalf of Highwoods, submits this certificate to be relied upon by Alston & Bird LLP and Blackwell Sanders Matheny Weary & Lombardi LLP in delivering their respective tax opinions with respect to the tax consequences of the Merger.

     1. The fair market value of the Highwoods Common Stock and other consideration received by each shareholder of JCN will be approximately equal to the fair market value of the JCN Common Stock surrendered in exchange therefor.

     2. Taking into account shares of JCN Common Stock exchanged for cash or other property in the Merger and cash received in lieu of fractional shares of Highwoods Common Stock, holders of the outstanding shares of JCN Common Stock immediately prior to the Effective Time will receive in the Merger an amount of Highwoods Common Stock with a value as of the Effective Time equal to at least fifty percent (50%) of the total value of all shares of JCN Common Stock outstanding immediately prior to the Effective Time. For purposes of this representation, shares of JCN Common Stock held by former holders who receive cash pursuant to the exercise of their rights of appraisal shall be treated as outstanding immediately prior to the Effective Time.

     3. Neither Highwoods nor Merger Sub has any plan or intention to sell, transfer or otherwise dispose of any of the assets of JCN acquired in the Merger, except for (i) dispositions made in the ordinary course of business, and (ii) a transfer immediately after the Merger by Merger Sub of all of the assets of JCN acquired in the Merger (the "JCN assets") to Highwoods pursuant to the merger of Merger Sub with and into Highwoods, which merger qualifies as a statutory merger under Maryland law, followed immediately by a contribution by Highwoods of the JCN assets to Highwoods/Forsyth Limited Partnership, a North Carolina limited partnership (the "Highwoods Operating Partnership") in exchange for the number of the common partnership interests in the Highwoods Operating Partnership (the "Common Units") equal to (a) the number of shares of Highwoods Common Stock issued in the Merger and (b) the number of Common Units obtained by dividing the cash component of the Merger consideration by the value of a share of Highwoods Common Stock as of the Effective Time.

     4. Following the Merger, either Highwoods, Merger Sub, or the Highwoods Operating Partnership will use at least forty percent (40%) of JCN's historic assets in a business.

   5. Highwoods owns a 33.33% or greater interest in the Highwoods Operating Partnership.

     6. Highwoods and Merger Sub have paid and will pay their respective expenses, if any, incurred in connection with the merger.

     7. There is no intercorporate indebtedness existing between JCN and Highwoods or between JCN and Merger Sub that was issued, acquired, or will be settled at a discount.

     8. None of the compensation received by any shareholder-employees of JCN will be separate consideration for, or allocable to, any of their shares of JCN Common Stock; none of the shares of Highwoods Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of JCN will be for services actually rendered, or to be rendered, or will arise under certain change in control agreements that arise out of an employment relationship between JCN and the shareholder-employees, which change in control agreements are more fully described in the Proxy Statement/Prospectus filed by JCN in connection with the Merger.

     9. Merger Sub is not an investment company. For purposes hereof, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

     10. Although Highwoods is an investment company, Highwoods meets the requirements of Section 368(A)(2)(F)(i) of the Code in that it is an real estate investment trust.

     11. None of (i) Highwoods, (ii) any member of Highwoods' affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (including but not limited to Merger Sub) (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Highwoods, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph has the intent to, at the time of the Merger, or shall, in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly) any shares of Highwoods Common Stock issued in connection with the Merger, except for repurchases by Highwoods of a small percentage of its stock in the open market as part of an ongoing stock repurchase program not created or modified in any way in connection with the Merger. For purposes hereof, an entity described in (ii), (iii), or (iv) shall be referred to as a Highwoods Related Party. An entity will be treated as a Highwoods Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than JCN or any JCN Related Party) will be treated as a Highwoods Related Party if the requisite relationship is created in connection with the Merger. A JCN Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value all classes of stock is owned directly or indirectly by JCN.

     12. None of Highwoods, Merger Sub or any other Highwoods Related Party has at any time owned (directly or indirectly) any JCN stock during the three (3) year period ending at the Effective Time.

     13. Merger Sub has been newly formed as a Maryland corporation solely for the purpose of the Merger and all of its stock has been since inception wholly owned by Highwoods. Following the Merger, Merger Sub will not issue any additional shares of its stock to any person other than Highwoods.

     14. Following the Merger, at all times during the existence of Merger Sub, Highwoods will not sell or otherwise transfer any of the shares of Merger Sub that it owns, other than a transfer pursuant to the merger of Merger Sub with and into Highwoods which occurs immediately after the Merger.

     15. The payment of cash to shareholders of JCN in lieu of fractional shares of Highwoods Common Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares, and the total cash consideration that will be paid to the JCN's shareholders in lieu of fractional shares of Highwoods Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.

   16. The Agreement represents the entire understanding of JCN, Merger Sub and Highwoods with respect to the Merger.

     IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 28th day of May, 1998.



                                        HIGHWOODS PROPERTIES, INC.



CORPORATE SEAL              By: /s/     MACK D. PRIDGEN, III
                                ------------------------------------------------


                           Name: Mack D. Pridgen, III
                                 -----------------------------------------------


                           Title: Vice President and General Counsel
                                  ----------------------------------------------

                             J.C. NICHOLS COMPANY


                             OFFICER'S CERTIFICATE

     Reference is hereby made to that certain Agreement and Plan of Merger (the "Agreement") made and entered into as of December 22, 1997, which sets forth the terms and conditions of the merger (the "Merger") of J.C. Nichols ("JCN"), a corporation organized under the laws of Missouri, with and into Jackson Acquisition Corp. ("Merger Sub"), a corporation organized under the laws of Maryland and a wholly-owned subsidiary of Highwoods Properties, Inc. ("Highwoods"), a corporation organized under the laws of Maryland. Capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

     The undersigned hereby certifies that he is a duly elected officer of JCN and in such capacity has access to and knowledge of the information contained herein, and that each of the following facts and representations are true, correct, and complete, in all material respects, on the date hereof, and such facts and representations will be true, correct, and complete, in all material respects, on the effective date of the Merger (the "Effective Time"). The undersigned further certifies that he has reviewed the Registration Statement on Form S-4 filed by Highwoods and the Proxy Statement/Prospectus included therein (together, the "Proxy Statement"), is fully informed with respect to the Merger, that all facts set forth in the Proxy Statement are true and accurate, and that the proposed actions described in the Proxy Statement will be consummated as described therein.The undersigned, on behalf of JCN, submits this certificate to be relied upon by Alston & Bird LLP and Blackwell Sanders Matheny Weary & Lombardi LLP in delivering their respective tax opinions with respect to the tax consequences of the Merger.

     1. The fair market value of the Highwoods Common Stock and cash received by each shareholder of JCN will be approximately equal to the fair market value of the JCN Common Stock surrendered in exchange therefor.

     2. Other than cash paid to former shareholders of the JCN who dissent from the Merger and perfect their rights of appraisal, neither JCN nor any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is or was owned directly or indirectly by JCN ("JCN Related Party") has redeemed or acquired any JCN stock prior to the Merger in a transaction that may be considered in connection with the Merger, except as set forth on the schedule attached hereto.

     3. During the three (3) year period prior to the Merger, neither JCN nor any JCN Related Party declared or paid any dividends with respect to the outstanding JCN Common Stock.

     4. The liabilities of JCN assumed in the Merger and the liabilities to which the transferred assets of JCN are subject were incurred by JCN in the ordinary course of its business.

     5. JCN and the shareholders of JCN will pay their respective expenses, if any, incurred in connection with the transaction.

     6. There is no intercorporate indebtedness existing between JCN and Highwoods or between JCN and Merger Sub that was issued, acquired, or will be settled at a discount.

     7. JCN is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

     8. The fair market value of the assets of JCN to be transferred in the Merger will equal or exceed the sum of the liabilities assumed in the Merger plus the amount of the liabilities, if any, to which the transferred assets are subject.

     9. None of the compensation received, or to be received, by any shareholder-employees of JCN will be separate consideration for, or allocable to, any of their shares of JCN Common Stock; none of the shares of Highwoods Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of JCN will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     10. JCN is not an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.


   11. The Agreement represents the entire understanding of JCN, Merger Sub and Highwoods with respect to the Merger.

     IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 21st day of May, 1998.



                                        J.C. NICHOLS COMPANY

CORPORATE SEAL              By: /s/  MARK A. PETERSON
                                ------------------------------------------------
                            Name: Mark A. Peterson
                                  ----------------------------------------------
                            Title: Chief Financial Officer
                                   ---------------------------------------------

                                    SCHEDULE


     In December, 1997, J. C. Nichols redeemed 11,848 shares of common stock in connection with the exercise of a stock option for 25,000 shares by an officer of the Company. The shares redeemed were used to pay income taxes on behalf of the officer.


                                       3